UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Douglas Losordo Appointed NeoStem's Chief Medical Officer

Effective August 5, 2013 (the “Commencement Date”), Douglas W. Losordo, M.D., FACC, FAHA, age 55, was appointed to serve as Chief Medical Officer of NeoStem on a full-time basis. Dr. Losordo brings to the Company over 20 years of experience as a cardiologist.

Dr. Losordo served from 2006 to 2013 as a member of the Scientific Advisory Board of NeoStem and since 2012, he has served on the Scientific Advisory Board of The Stem For Life Foundation, the public charity devoted to raising public awareness of adult stem cell therapies and supporting adult stem cell research, development and storage. Dr. Losordo is leader in cell therapy research and a renowned cardiologist. Prior to his appointment as the Company's Chief Medical Officer, Dr. Losordo served as Vice President, New Therapies Development, Regenerative Medicine and Baxter Ventures at Baxter International from October 2011 through February 2013. He is an adjunct professor of medicine at Northwestern University in Chicago, Illinois. From 2006 through 2011, Dr. Losordo was the director of the Feinberg Cardiovascular Research Institute and the Eileen M. Foell Professor of Heart Research at Northwestern University's School of Medicine and director of the Program in Cardiovascular Regenerative Medicine at Northwestern Memorial Hospital. From 2004 through 2006, he was a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth's Medical Center in Boston. He is board-certified in internal medicine, cardiovascular disease, and interventional cardiology. Dr. Losordo's major research interests encompass angiogenesis/vasculogenesis, progenitor/adult stem cells, tissue repair/regeneration, and vascular biology. He received his medical degree from the University of Vermont.

Dr. Losordo is well regarded for his career-long efforts to develop novel therapeutics and as a scientist he obtained over $35 million in National Institutes of Health funding, for discovering and developingnew therapeutic concepts in the laboratory, providing the basis for clinical studies. He has led first in human studies in multiple gene and adult stem cell therapies in patients with cardiovascular diseases, including therapies now in Phase 3 testing. He is a highly sought after speaker, having given over 200 international lectures. He is an associate editor of Circulation Research, the basic science journal of the American Heart Association and serves on the editorial boards of a number of scientific journals.

In connection with his appointment as Chief Medical Officer, Dr. Losordo and the Company entered into an employment agreement dated as of July 23, 2013 and effective on the Commencement Date (the “Employment Agreement”) that sets forth the terms and conditions of Dr. Losordo's employment with the Company. The Employment Agreement, which has an initial three-year term, provides that Dr. Losordo shall (i) receive base salary of $385,000 (“Base Salary”); (ii) be eligible to receive an annual cash bonus of up to 25% of Base Salary, as well as any discretionary bonuses determined by the Compensation Committee; (iii) be granted on the Commencement Date an option to purchase 70,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date, scheduled to vest subject to Dr. Losordo's continued employment as to 20,000 shares on each of August 5, 2014 and August 5, 2015 and as to 30,000 shares on August 5, 2016; (iv) receive a signing bonus of 20,000 shares of the Company's common stock, subject to forfeiture as to 10,000 of such shares in the event Dr. Losordo resigns or is terminated for cause prior to the first anniversary of the Commencement Date; and (v) receive a bonus of 10,000 shares of the Company's common stock on each of the first, second and third anniversaries of the Commencement Date if Dr. Losordo remains employed by the Company on such dates. The Employment Agreement also provides that Dr. Losordo will receive from the Company reimbursement for up to $10,000 for legal fees associated with preparation of the Employment Agreement, up to $20,000 for relocation expenses, up to $5,000 annually for supplemental term life insurance coverage and up to $3,500 for supplemental long term disability coverage. Either party may terminate the Employment Agreement upon 60 days' prior written notice to the other party. If the Company terminates Dr. Losordo's employment other than for cause, Dr. Losordo terminates his employment for good reason (as defined) or Dr. Losordo's employment terminates as a result of the expiration of the term, in addition to any accrued rights under the Employment Agreement, and provided Dr. Losordo executes a release, (i) Dr. Losordo will be entitled to three months' of then-current Base Salary as severance; (ii) the Company may, at its option, elect to pay additional severance equal to an additional nine months of then-current Base Salary; provided that Dr. Losordo's non-competition obligation shall cease if the Company does not make the payments called for by clause (ii); (iii) Dr. Losordo shall be entitled to three months' of COBRA assistance; and (iv) all of Dr. Losordo's options which have vested as of the termation date shall remain exercisable for 12 months following such date but not beyond the original ten-year term of such options.

Andrew Pecora Appointed NeoStem's Chief Visionary Officer

On July 31, 2013, the Company entered into an amendment (the “Amendment”) effective August 5, 2013 (the “Effective Date”) to its employment agreement with Andrew L. Pecora, M.D., FACP, pursuant to which, as previously amended (the “Original Agreement”), Dr. Pecora had been serving as Chief Medical Officer of NeoStem and PCT, and Chief

Scientific Officer of Amorcyte. Pursuant to the Amendment, as of the Effective Date, Dr. Pecora has been appointed as the Company's Chief Visionary Officer. In addition to this role, Dr. Pecora will continue serving as Chief Medical Officer of PCT, Chief Scientific Officer of Amorcyte, and a member of the Company's Board of Directors.

Pursuant to the Amendment, which has a term through December 31, 2014, (i) Dr. Pecora's annual base salary has been increased to $240,000; (ii) commencing with the pay period ending August 15, 2013, Dr. Pecora has agreed to accept his salary (a) as to $210,000, through the issuance of shares of Common Stock (through participation in the Company's Employee Stock Purchase Plan, and through shares priced at fair market value at the time of issuance pursuant to the Company's Amended and Restated 2009 Equity Compensation Plan), and (b) as to $30,000 in cash, subject to Dr. Pecora having the ability to notify the Company on a quarterly basis of any desired changes to the foregoing stock/cash allocation; (iii) Dr. Pecora was granted on the Effective Date an option to purchase 27,500 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date, which vested as to 5,000 shares on the Effective Date, and which is scheduled to vest, subject to Dr. Pecora's continued employment, (a) as to 5,000 shares on each of December 31, 2013 and December 31, 2014, and (b) as to 12,500 shares upon the occurrence of such performance conditions as shall be mutually agreed by Dr. Pecora and the Company prior to September 30, 2013; and (iv) options currently held by Dr. Pecora covering 20,000 shares of common stock and scheduled to vest after December 31, 2014, shall vest and become exercisable, subject to Dr. Pecora's continued employment, on December 31, 2014.

On August 5, 2013 NeoStem issued a press release announcing the appointments of Dr. Losordo as the Company's Chief Medical Officer and Dr. Pecora as the Company's Chief Visionary Officer. Copies of the press release, Dr. Losordo's Employment Agreement and Dr. Pecora's Amendment are attached to this Current Report on Form 8-K as Exhibits 99.1, 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 10.1	Employment Agreement, dated as of July 23, 2013 and effective August 5, 2013, by and between NeoStem, Inc. and Douglas W. Losordo, M.D.
Exhibit 10.2	Amendment dated July 31, 2013 and effective August 5, 2013, by and among Andrew L. Pecora, M.D., FACP, NeoStem, Inc., Progenitor Cell Therapy, LLC and Amorcyte, LLC
Exhibit 99.1	Press Release of NeoStem, Inc. dated August 5, 2013 regarding officer appointments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	Vice President and General Counsel

Dated: August 6, 2013